Exhibit 4.11

JOINDER AGREEMENT

By execution of this Joinder Agreement, the undersigned hereby agrees to become a party to that certain Share Exchange Agreement (the “Agreement”), dated as of November 8, 2018, by and among Union Acquisition Corp., Joseph J. Schena, solely in his capacity as representative of the holders of Union Ordinary Shares immediately prior to the Closing and their successors (and any successor representative appointed in accordance therewith) and Bioceres, Inc.  The undersigned shall have all the rights, and shall observe all the obligations, applicable to it under the Agreement.  Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Agreement.

Date: March 14, 2019

BIOCERES S.A.

	By:	/s/ Federico Trucco
Name: Federico Trucco
Title: Chief Executive Officer

Address for Notices:

Bioceres S.A.
Ocampo 210 bis
Predio CCT, Rosario Santa Fe, Argentina
Attention: Gloria Montaron Estrada
E-mail: gloria.montaron@bioceres.con.ar
Telephone No.: +54 341 4861122